EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of December 20, 2004

by and between

CENTENNIAL BANK HOLDINGS, INC.

and

FIRST MAINSTREET FINANCIAL, LTD.

TABLE OF CONTENTS

RECITALS

ARTICLE I

CERTAIN DEFINITIONS

Certain Definitions	1

ARTICLE II

THE MERGER

2.01. The Merger.	6
2.02. Effective Time	6

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Effect on Capital Stock	7
3.02. Rights as Shareholders; Stock Transfers	7
3.03. Exchange of Certificates for Shares.	8
3.04. Dissenters’ Rights	9
3.05. Adjustments to Prevent Dilution	10

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01. Forbearances of the Company	10
4.02. Forbearances of Parent	13

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules.	13
5.02. Representations and Warranties of the Company	14
5.03. Representations and Warranties of Parent	23

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts	27
6.02. Information Supplied	27
6.03. Shareholder Approval	28
6.04. Press Releases	28
6.05. Access; Information	28
6.06. Acquisition Proposals	29
6.07. Regulatory Applications	29
6.08. Indemnification; Director’s and Officer’s Insurance.	30
6.09. Benefit Plans	31
6.10. Non-Competition Agreements	31
6.11. Notification of Certain Matters	32
6.12. Affiliates	32
6.13. Human Resources Issues	32
6.14. Third-Party Agreements	32

6.15. Shareholder Agreements	33
6.16. Additional Agreements	33
6.17. Pre-Closing Adjustments	33
6.18. Company Stock Options	33
6.19. Section 16 Matters	34
6.20. Exchange Listing	34
6.21. Election to Parent’s Board of Directors	34

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger	34
7.02. Conditions to Obligation of the Company to Effect the Merger	35
7.03. Conditions to Obligation of Parent to Effect the Merger	36

ARTICLE VIII

TERMINATION

8.01. Termination by Mutual Consent	38
8.02. Termination by Either Parent or the Company	38
8.03. Termination by the Company	38
8.04. Termination by Parent	38
8.05. Effect of Termination and Abandonment	39

ARTICLE IX

MISCELLANEOUS

9.01. Survival	40
9.02. Waiver; Amendment	40
9.03. Counterparts	40
9.04. Governing Law and Venue; Waiver of Jury Trial	40
9.05. Attorney’s Fees	41
9.06. Expenses	41
9.07. Notices	41
9.08. Entire Understanding; No Third Party Beneficiaries	41
9.09. Effect	42
9.10. Severability	42
9.11. Enforcement of the Agreement	42
9.12. Interpretation	42
9.13. Assignment	42

EXHIBIT A	Form of Shareholder Agreement	A-1
EXHIBIT B	Form of Non-Competition Agreement	B-1
EXHIBIT C	Form of Affiliates Letter	C-1

AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2004 (this “Agreement”), by and between Centennial Bank Holdings, Inc., a bank holding company organized under the laws of the State of Delaware (“Parent”), and First MainStreet Financial, Ltd., a bank holding company organized under the laws of the State of Colorado (the “Company”).

RECITALS

A. Parent. Parent is a bank holding company organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Fort Collins, Colorado.

B. The Company The Company is a bank holding company organized under the laws of the State of Colorado and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Longmont, Colorado.

C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

D. Board Action. The respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger and other transactions contemplated by this Agreement.

E. Shareholder Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”), pursuant to which each Shareholder has agreed, among other things, to vote his or her shares in favor of the plan of merger submitted to the shareholders of the Company (the “Plan of Merger”).

F. Non-Competition Agreements. As a condition to, and simultaneously with, the execution of this Agreement, the individuals listed on Schedule F of the Company Disclosure Schedule (the “Directors”) is entering into a non-competition agreement with the Company, in the form of Exhibit B hereto (collectively, the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 7.03(e).

“Advisors” has the meaning set forth in Section 7.03(e).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliates Letter” has the meaning set forth in Section 6.12.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“ALL” has the meaning set forth in Section 5.02(t).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.02(m).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Colorado are authorized or obligated to close.

“CBCA” means the Colorado Business Corporation Act, as amended.

“CBH” has the meaning set forth in Section 5.03(g).

“Certificate” has the meaning set forth in Section 3.01(a).

“Closing Financial Statements” has the meaning set forth in Section 7.03(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Articles of Merger” has the meaning set forth in Section 2.02.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the articles of incorporation of the Company, as amended.

“Company Bank” means First MainStreet Bank, N.A., a national banking association and a wholly owned subsidiary of the Company.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Company Loan Property” has the meaning set forth in Section 5.02(o).

“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries as a consolidated whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to the Company or its Subsidiaries or (ii) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), except to the extent such changes disproportionately affect the Company or its Subsidiaries, or (iii) adjustments made pursuant to Section 6.17 of this Agreement, shall not be considered when determining if a Company Material Adverse Effect has occurred.

“Company Meeting” has the meaning set forth in Section 6.03.

“Company Stock Option Plan” means the 1999 Stock Option Plan of The First National Bank Holding Company.

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock which were granted under the Company Stock Option Plan on or prior to the date hereof.

“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).

“CSA” means the Colorado Securities Act.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02.

“DGCL” means the Delaware General Corporation Law, as amended

“Derivatives Contract” has the meaning set forth in Section 5.02(q).

“Directors” has the meaning set forth in the recitals to this Agreement.

“Dissenters’ Shares” has the meaning set forth in Section 3.01(d).

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.02(m).

“Employment Agreements” has the meaning set forth in Section 7.03(m).

“Environmental Laws” has the meaning set forth in Section 5.02(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m).

“ERISA Plans” has the meaning set forth in Section 5.02(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exercise Price” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act (42 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

“Guaranty” has the meaning set forth in Section 5.03(b).

“Hazardous Substance” has the meaning set forth in Section 5.02(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.08.

“Insurance Cap” has the meaning set forth in Section 6.08(c).

“Insurance Policies” has the meaning set forth in Section 5.02(s).

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Multiemployer Plan” has the meaning set forth in Section 5.02(m).

“Mutual NDA” means that certain Confidentiality Agreement, dated as of October 22, 2004, by and between Parent and the Company.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Competition Agreements” has the meaning set forth in the recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Option Shares” has the meaning set forth in Section 3.01(b).

“Order” has the meaning set forth in Section 7.01(c).

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent.

“Parent Certificate” means the certificate of incorporation of Parent.

“Parent Common Stock” means the common stock, par value, $0.001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries as a consolidated whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to Parent or its Subsidiaries or (ii) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent shall not be considered when determining if a Parent Material Adverse Effect has occurred.

“Pension Plan” has the meaning set forth in Section 5.02(m).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Plan of Merger” has the meaning set forth in the recitals to this Agreement.

“Proceeding” has the meaning set forth in Section 9.05.

“Professional Fees” has the meaning set forth in Section 7.03(e).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.02(a).

“Regulatory Authorities” has the meaning set forth in Section 5.02(i).

“Regulatory Filings” has the meaning set forth in Section 5.02(g).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“S-1 Registration Statement” has the meaning set forth in Section 6.02(a).

“S-4 Registration Statement” has the meaning set forth in Section 6.02(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Shareholder” means each of those individuals listed on Schedule 1.01 of the Company Disclosure Schedule.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(e).

“Subsidiary” as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions whether arising before, on, or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority on or before the Effective Time with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning set forth in Section 8.05(b).

“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Treasury Shares” has the meaning set forth in Section 3.01(e).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

2.01. The Merger.

(a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of the Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a bank holding company organized under the laws of the State of Delaware with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company’s shareholders have approved the Plan of Merger so long as approval of such change by the Company’s shareholders is not required under applicable law), change the method of effecting the acquisition of the Company (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company with Parent or any of its existing Subsidiaries, but rather with a merger subsidiary of Parent), if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, (ii) prevent, materially impede or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, (iii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

(b) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be those of Parent as in effect immediately prior to the Effective Time.

(c) Directors and Officers. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(d) Effect of the Merger. At the Effective Time, the Merger shall have the effect set forth in the DGCL, including any rules or regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

2.02. Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), on such date as Parent selects (and promptly provides notice thereof to the Company) a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL, and Articles of Merger (the “Colorado Articles of Merger”) shall be filed by Parent with the Secretary of State of the State of Colorado as provided in Section 7-111-105 of the CBCA, together with such certificates, documents or other instruments as may be required by law. The Merger shall become effective on the date on which the last of the following actions shall have been completed: (i) the Colorado Articles of Merger have been duly filed by the Secretary of State of the State of Colorado and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties and specified in the Colorado Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”); provided, however, that such filing date shall be within ten (10) days after such satisfaction or waiver or, at the election of Parent, on the last Business Day of the month in which such tenth (10th) day occurs or on such earlier or later date as may be agreed upon in writing by the parties.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:

(a) Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Shares and Dissenters’ Shares, issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”) shall be converted into, and become exchangeable for 9.1694 shares (the “Merger Consideration”) of Parent Common Stock. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.03(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.01(a) and any distribution or dividend pursuant to Section 3.03(j) and any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 3.01(d).

(b) Outstanding Company Stock Options. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Option Plan to permit the assumption by Parent of the unexercised Company Stock Options pursuant to this Section 3.01(b). At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (such number of shares, the “Option Shares”), which option shall be exercisable at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (z) the aggregate number of Option Shares, however, that in the case of any Company Stock Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) Outstanding Parent Stock. Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

(d) Dissenters’ Shares. All shares of Company Common Stock that are held by a “dissenter” within the meaning of Section 7-113-101 of the CBCA (“Dissenters’ Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until such shares have lost their status as dissenting shares under Section 7-113 of the CBCA, at which time such shares shall be converted into the right to receive the Merger Consideration.

(e) Cancellation of Certain Shares. Any shares of Company Common Stock held directly or indirectly by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.03(d), if any, and any distribution or dividend pursuant to Section 3.03(j). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

3.03. Exchange of Certificates for Shares.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.01(a) in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”), it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedures. Appropriate transmittal materials, to be reasonably agreed upon by Parent and the Company, shall be provided by the Exchange Agent to holders of record of Company Common Stock as soon as practicable but no later than five Business Days after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. As soon as practicable, but no later than 10 Business Days following the surrender of a Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III, and (y) a check in the amount (after giving effect to any required Tax deductions and withholdings in accordance with Section 3.03(h) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, which Parent shall direct the Exchange Agent to deliver such holder, and the Certificate surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

(c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares or Company Stock Options entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof, equal to the product of (i) $10.50 times (ii) the fraction of a share of Parent Common Stock that such holder would have been entitled to receive.

(e) Unclaimed Funds. Any portion of the Exchange Fund that remains unclaimed by former holders of Shares for one hundred eighty (180) days after the Effective Time shall be paid to Parent. Any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of their Shares upon due surrender of their Certificates (or affidavits of loss in lieu thereof) pursuant to this Article III, in each case, without any interest thereon.

(f) No Liability. Notwithstanding Section 3.03(e), neither the Exchange Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Shares represented by such Certificate had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

(i) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any “affiliate” (as determined pursuant to Section 6.12) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.12 hereof.

(j) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

3.04. Dissenters’ Rights. No Dissenting Shareholder shall be entitled to the Merger Consideration in respect of any shares of Company Common Stock owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the CBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided for by Section 7-113-206 of the CBCA with respect to such Dissenters’ Shares. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, each share of Company Common Stock held by such Person shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to (x) approve the form and content of the notice to holders (including, without limitation, the statement of price) pursuant to Section 7-113-203 of the CBCA and (y) direct all negotiations and proceedings with respect to demands for appraisal under the CBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenters’ Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.05. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to account for such change.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, each of the Company and its Subsidiaries will not:

(a) Ordinary Course. Conduct the business of the Company or its Subsidiaries, as the case may be, other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, take any action that would materially adversely affect or delay the ability of the Company or its Subsidiaries, or Parent or its Subsidiaries, to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Company Material Adverse Effect.

(b) Capital Stock. Other than with respect to the Rights, and shares of Company Common Stock issuable in respect thereof, set forth on Schedule 4.01(b) of the Company Disclosure Schedule and outstanding on the date hereof, (i) issue, sell, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock or any Rights, (ii) enter into any agreement with respect to (i) above or (iii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends; Etc. Except with respect to regular quarterly dividends in the amount of $0.30 per share declared and paid consistent with past practices and dividends from the Company Bank to the Company, make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.01(d) of the Company Disclosure Schedule, enter into, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (provided that Parent is given five (5) Business Days advance written notice thereof) (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% or (ii) incentive or bonus payments made in the ordinary course of business and consistent with past practices, or (iii) for other changes that are required by applicable law. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any stock options under the Company Stock Option Plan.

(e) Hiring. Hire any person as an employee of the Company or its Subsidiaries or promote any employee, except (provided that Parent is given five (5) Business Days advance written notice thereof) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or its Subsidiaries, as the case may be, and whose base salary, including any guaranteed bonus or any similar bonus, does not exceed $75,000 per annum.

(f) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable law) any Benefit Plans or take any action (other than entering into this Agreement) to accelerate the vesting, accrual or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing, the Company shall not amend or modify the Company Stock Option Plan or enter into, amend or modify any option agreement under the Company Stock Option Plan or take any other action which has the effect of increasing the Company’s obligations or liabilities pursuant to the Company Stock Option Plan, except to the extent required, if any, to implement the provisions of Section 3.01(b).

(g) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, as a consolidated whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or any of its Subsidiaries, as the case may be.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or the Company Bylaws or the equivalent organizational or charter documents of any of its Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in the Company’s or any of its Subsidiaries’ book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by the Company’s independent public accountants, McGladrey & Pullen, LLP, or as required by Section 6.17 of this Agreement.

(l) Contracts. Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically (unless required by the terms of such Contract), modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with sixty (60) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(m) Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any litigation, claim, action, suit, hearing, investigation or other proceeding to which the Company or any of its Subsidiaries is or becomes a party, which settlement, compromise, agreement or action involves payment by the Company or any of its Subsidiaries, as the case may be, of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries, as the case may be, or Parent or any of its Subsidiaries, or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries, as the case may be.

(n) Adverse Actions. Take any action or omit to take any action that would result in (i) any of the Company’s or any of its Subsidiaries’ representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the OCC or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow the Company’s or the Company Bank’s existing policies or practices with respect to managing its exposure to interest rate and other risks or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company’s or the Company Bank’s aggregate exposure to interest rate risk.

(p) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and overnight borrowings from the Federal Home Loan Bank of Topeka by the Company Bank) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Loans. (i) Make any loan or loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans or loan commitments thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $500,000 with respect to any new loan or loan commitment or $1,000,000 with respect to any renewal or extension or (ii) purchase or sell any loan or loan participation without submitting a copy of the loan write up containing the information customarily submitted to the Board of Directors or the Company’s or the Company Bank’s authorizing or reviewing body for such loans in connection with obtaining approval for such action to Parent one (1) full Business Day prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or renewal or extension thereof or such purchase or sale within one (1) full Business Days after receiving such loan write up, the Company shall obtain the approval of a majority of the members of its Board of Directors or the Company’s or the Company Bank’s authorizing or reviewing body for such loans prior to making such loan or loan commitment or renewal or extension thereof or such purchase or sale; provided further that in the event that no action is taken by Parent within two (2) full Business Days after receiving such loan write up, such loan or loan commitment or renewal or extension thereof shall be deemed approved by Parent; provided further that “two (2) full Business Days” shall require a period of at least 48 hours on two succeeding Business Days to have elapsed.

(r) Investments. (i) Other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $500,000 individually and $1,000,000 in the aggregate or sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person and (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or any of its Subsidiaries may purchase investment securities if, within five (5) Business Days after the Company or any of its Subsidiaries, as the case may be, requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(s) Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company or any of its Subsidiaries or, after the Merger, which is reasonably likely to have a material adverse effect on any Tax Position of Parent or any of its Subsidiaries, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(t) Commitments. Agree or commit to do any of the foregoing.

4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of Parent’s Subsidiaries not to, take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules.

(a) The Company has delivered to Parent a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or to one or more covenants contained in Article IV; provided, however, that (i) no such item is required to be set forth in a section or subsection of the Company Disclosure Schedule as an exception to a representation, warranty or covenant if its absence would not result in the related representation, warranty or covenant being deemed untrue or incorrect under the standard established by Section 5.01(b) and (ii) the mere inclusion of an item in such section or subsection of the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect. Items listed in the Company Disclosure Schedule shall only be considered exceptions to the specific sections or subsections for which such items are scheduled.

(b) At least three (3) Business Days prior to the date hereof, the Parent shall have delivered to the Company a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more covenants contained in Article IV; provided, however, that (i) no such item is required to be set forth in a section or subsection of the Parent Disclosure Schedule as an exception to a representation, warranty or covenant if its absence would not result in the related representation, warranty or covenant being deemed untrue or incorrect under the standard established by Section 5.01(c) and (ii) the mere inclusion of an item in such section or subsection of the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect. Items listed in the Parent Disclosure Schedule shall only be considered exceptions to the specific sections or subsections for which such items are scheduled.

(c) No representation or warranty set forth in this Agreement shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such facts, circumstances or events, individually or when taken together with all other facts, circumstance or events inconsistent with any representations or warranties contained in this Article V has had or would be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

5.02. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. The Company is a corporation organized under the laws of the State of Colorado and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The Company Bank is a national banking association, chartered by the OCC, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. The Company’s other Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company is duly qualified to do business and is in good standing in the State of Colorado. Neither the Company nor any of its Subsidiaries is required to be qualified to do business in any other jurisdiction. The Company has made available to Parent a complete and correct copy of the Company Articles, the Company Bylaws and the equivalent organizational or charter documents of its Subsidiaries, each as amended to date. Each of the Company Articles, Company Bylaws and the equivalent organizational or charter documents of its Subsidiaries so delivered are in full force and effect as of the date hereof.

(b) Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 1,500,000 shares of Company Common Stock, of which 1,086,206 shares are issued and outstanding, and 500,000 shares of preferred stock, of which no shares are issued and outstanding. Schedule 5.02(b) of the Company Disclosure Schedule sets forth a list of all Company Stock Options, the number of shares of Company Common Stock that may be acquired upon the exercise of the Company Stock Options, and the Exercise Price of such Company Stock Options. No more than 7,000 shares of Company Common Stock are issuable upon the exercise of Company Stock Options or other Rights. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the Company Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option or other Right, the number and type of shares subject to such Company Stock Option or other Right that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

(c) Subsidiaries. (i) All of the Company’s Subsidiaries are set forth on Schedule 5.02(c)(i) of the Company Disclosure Schedule. Except as disclosed on Schedule 5.02(c)(i) of the Company Disclosure Schedule, the Company owns all of the issued and outstanding capital stock of each Company Subsidiary. No equity securities of any Company Subsidiary are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is or may be bound to sell or otherwise transfer any equity securities thereof. There are no contracts, commitments, understandings or arrangements relating to the Company’s right to vote or to dispose of such securities. Except to the extent that such securities may be deemed assessable under 12 U.S.C. § 55, all of the equity securities of each Company Subsidiary held by the Company are fully paid, nonassessable and owned by the Company free and clear of any Liens.

(ii) Except as set forth on Schedule 5.02(c)(ii) of the Company Disclosure Schedule, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of its Subsidiaries.

(d) Corporate Power. Each of the Company and its Subsidiaries has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The Company Board has received the written opinion letter of its financial advisor, Alex Sheshunoff & Co. to the effect that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

(f) Regulatory Approvals; No Violations. (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by the Federal Reserve Board and the OCC, as may be required, (B) filings and notices pursuant to the Exchange Act and the Securities Act and state securities and “blue sky” laws, (C) the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Company Common Stock, (D) the filing of the Colorado Articles of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (E) the consents set forth in Schedule 5.02(k) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which either the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company is subject, (B) constitute or result in a breach or violation of, or a default under the Company Articles or the Company Bylaws or the equivalent organizational or charter documents of any of the Company’s Subsidiaries, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

(g) Financial Reports; Undisclosed Liabilities. (i) The statements of condition of the Company as of December 31, 2003 and December 31, 2002, and the related statements of earnings, stockholders’ equity and cash flows for the years then ended (including the related notes and schedules), audited by McGladrey & Pullen, LLP, fairly present in all respects the financial position of the Company and its Subsidiaries on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods then ended, all in accordance with GAAP, except as otherwise stated therein. Since January 1, 2000, the books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal, regulatory and accounting requirements.

(ii) Each of the Company and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (A) the Federal Reserve Board and the OCC and (B) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports, registrations and statements required to be filed by it since December 31, 2002, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Colorado and the rules and regulations of the Federal Reserve Board, the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(iv) Since December 31, 2003, (A) each of the Company and its Subsidiaries has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(v) Except as set forth on Schedule 5.02(g)(v) of the Company Disclosure Schedule, since December 31, 2003, there has not been (A) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by either the Company or its Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of either the Company or its Subsidiaries, (C) any change by either the Company or its Subsidiaries in accounting principles, practices, procedures or methods use by the Company and its Subsidiaries as of December 31, 2003 or (D) any increase in the compensation payable or that could become payable by the Company to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(vi) The Company has no securities that are registered, or are required to be registered, under the Exchange Act. As of December 31, 2003, the Company Common Stock was, and as of the date hereof, the Company Common Stock is, held of record by fewer than five hundred (500) persons.

(h) Litigation. Except as set forth in Schedule 5.02(h) of the Company Disclosure Schedule, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s or any of its Subsidiaries’ knowledge, threatened against the Company or any of its Subsidiaries or any of their respective Affiliates and, to the Company’s or any of its Subsidiaries’ knowledge, as the case may be, there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries or any of their respective Affiliates.

(i) Regulatory Matters. (i) Neither the Company nor any of its Subsidiaries nor any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board and the FDIC) or the supervision or regulation of it (collectively, the “Regulatory Authorities”). Each of the Company and its Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) Neither the Company nor any of its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(j) Compliance With Laws. Each of the Company and its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting the Company’s business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has the Company received any notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth in Schedule 5.02(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K if the Company had securities registered under the Exchange Act or (ii) that purports to limit in any respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which it is a party, by which it or its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. Schedule 5.02(k) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company or any of its Subsidiaries of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(l) No Brokers. None of the Company, its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that the Company has employed Alex Sheshunoff & Co. and The Wallach Company, a division of McDonald Investments, Inc., as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

(m) Employee Benefit Plans. Except as set forth in Schedule 5.02(m) of the Company Disclosure Schedule:

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of each of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, severance, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been provided to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable laws. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and neither the Company nor any of its Subsidiaries is aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iii) None of the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on the Company’s financial statements described in Section 5.02(g).

(iv) As of the date hereof, there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan, and each of the Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) The Company Stock Option Plan was duly approved by the Company Board and its shareholders and complies as form and substance with the CSA.

(vi) There has been no amendment to, announcement by either the Company or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of the Plan of Merger nor the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of either the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either the Company or any of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to the Company’s or any of its Subsidiaries’ knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving either the Company or any of its Subsidiaries. The Company is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. Except as disclosed on Schedule 5.02(o) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries has complied at all times and is in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, or, to the Company’s or any of its Subsidiaries’ knowledge, any property in which the Company or any of its Subsidiaries holds or has held a Lien (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company’s and any of its Subsidiaries’ knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) each of the Company and its Subsidiaries has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and any of its Subsidiaries, and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters. (i)(A) Each of the Company and its Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all respects; (II) has paid in full or accrued on its balance sheet all Taxes that are required to have been paid or accrued and has properly withheld from amounts owing to any employee, creditor or third party all amounts that either the Company or any of its Subsidiaries, as the case may be, is obligated to have withheld; (III) in the case of any Tax Return required to be retained by the Company prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in the Company’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) Schedule 5.02(p)(i)(B) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return, if any, have been paid in full or otherwise finally resolved, (D) no issues have been raised by any taxing authority either orally or in writing in connection with any audit or examination of any Tax Return that are currently pending, (E) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (F) except to the extent set forth in Schedule 5.02(p)(i)(B) of the Company Disclosure Schedule to the Company’s or any of its Subsidiaries’ knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (G) as of the date hereof, each of the Company and its Subsidiaries has made available to Parent true, correct and complete copies of all income, franchise, capital and similar Tax Returns filed by either the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(ii) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group or affiliated group of corporations filing a consolidated federal income tax return.

(iii) There are no Liens on any of the Company’s or its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax nor, to the Company’s and its Subsidiaries’ knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

(iv) Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(v) Neither the Company nor any of its Subsidiaries have any present or contingent liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(vi) Except as set forth on Schedule 5.02(p)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(vii) No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to either the Company or any of its Subsidiaries.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that either the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract that is a derivatives Contract (including various combinations thereof) (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of each of the Company and its Subsidiaries have been fully, properly and accurately maintained in all respects, there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position and results of operations of each of the Company and its Subsidiaries.

(s) Insurance. Schedule 5.02(s) to the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company and any of its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company and any of its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and any of its Subsidiaries and their properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; and all claims thereunder have been filed in due and timely fashion.

(t) Allowance For Loan Losses. The Company Bank’s allowance for loan losses (“ALL”) is, and shall be as of the Effective Time, in compliance with the Company Bank’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(u) Transactions With Affiliates. Except as set forth in Schedule 5.02(u) to the Company Disclosure Schedule, the Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(v) Real Property.

(i) Schedule 5.02(v) to the Company Disclosure Schedule contains a complete and correct list of all real property or premises owned, leased or subleased in whole or in part by either the Company or any of its Subsidiaries and, with respect to leased or subleased properties, a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to the Company’s and any of its Subsidiaries’ knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of either the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any respect with the current use of such property by either the Company or any of its Subsidiaries, as the case may be.

(ii) Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or any of its Subsidiaries the foregoing representation is based on the knowledge of the Company or any of its Subsidiaries.

(w) Title. Each of the Company and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits or borrowings from the Federal Home Loan Bank of Topeka by the Company Bank, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2003 and (D) defects and irregularities of title and encumbrances that do not impair the use thereof for the purposes for which they are held.

(x) Intellectual Property.

(i) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries, as the case may be, as currently conducted.

(ii) (A) Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which either the Company or any of its Subsidiaries is a party and pursuant to which either the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by either the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by either the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of either the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.

(y) Administration of Fiduciary Accounts. Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(z) Shareholder Agreements. The aggregate percentage of Company Common Stock beneficially owned by all of the Shareholders is in excess of 20% of all issued and outstanding Company Common Stock (on a fully diluted basis).

5.03. Representations and Warranties of Parent. Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Parent is a corporation organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Centennial Bank of the West is a duly organized and validly existing Colorado state-chartered bank and is duly licensed by the Colorado State Bank Commissioner to conduct banking business in the State of Colorado, is a member of the Federal Reserve Bank of Kansas City and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. Parent’s other Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Parent is duly qualified to do business and is in good standing in the State of Colorado. Neither Parent nor any of its Subsidiaries is required to be qualified to do business in any other jurisdiction. Parent has made available to the Company a complete and correct copy of the Parent Certificate, the Parent Bylaws and the equivalent organizational or charter documents of its Subsidiaries, each as amended to date. Each of the Parent Certificate, Parent Bylaws and the equivalent organizational or charter documents of its Subsidiaries so delivered are in full force and effect as of the date hereof.

(b) Parent Capital Stock. As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 19,000,000 are issued and outstanding. Parent has no shares of Parent Common Stock reserved for issuance, except that 33,333,334 shares of Parent Common Stock are reserved for issuance in a private placement pursuant to subscription agreements dated on or about August 25, 2004 between Parent and certain Persons in connection with Parent’s proposed acquisition of Guaranty Corporation, a bank holding company organized under the laws of the State of Colorado (“Guaranty”). As of the date hereof, no shares of Parent Common Stock are held in treasury by Parent or otherwise owned directly or indirectly by Parent. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding shares of Parent Common Stock are subject to preemptive rights in certain circumstances. The outstanding shares of Parent Common Stock were not issued in violation of any preemptive rights.

(c) Corporate Power. (i) Parent has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article III. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(d) Corporate Authority. No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly authorized, executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(e) Regulatory Approvals; No Violations. (i) No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the OCC, as may be required, (B) filings and notices pursuant to the Exchange Act and the Securities Act and state securities and “blue sky” laws, if any, (C) the approval of the Plan of Merger by the shareholders of the Company and (D) the filing of the Colorado Articles of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or to which Parent or any of its properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent Certificate or the Parent Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

(f) No Brokers. Neither Parent nor any of its officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Castle Creek Financial LLC as its financial advisor.

(g) Financial Reports; Undisclosed Liabilities. (i) The statements of condition of Parent’s predecessor, Centennial Bank Holdings, Inc, a corporation organized under the laws of the State of Colorado (“CBH”), as of December 31, 2003 and December 31, 2002, and the related statements of earnings, stockholders’ equity and cash flows for the period then ended (including the related notes and schedules), audited by Fortner, Bayens, Levkulich and Co., P.C., and the unaudited statements of condition of Parent, as of September 30, 2004, and the related statements of earnings, stockholders’ equity and cash flows for the period then ended (including the related notes and schedules), fairly present in all respects the financial position of CBH and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of CBH and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis for the periods then ended, all in accordance with GAAP. The books and records of CBH and its Subsidiaries were, and the books and records of Parent and its Subsidiaries are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal, regulatory and accounting requirements.

(ii) Each of CBH, Parent and their respective Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2002 with (A) the Federal Reserve Board, the FDIC and the Colorado Division of Banking and (B) any other Regulatory Authority, and all other reports, registrations and statements required to be filed by it since December 31, 2002, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Colorado or the State of Delaware and the rules and regulations of the Federal Reserve Board, the FDIC, the Colorado Commissioner of Banking or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither CBH nor Parent nor any of their respective Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice, except for the acquisition by Parent of CBH, Parent’s entering into an Agreement and Plan of Merger with Guaranty pursuant to which Parent will purchase all of the outstanding common stock of Guaranty on a fully diluted basis for $365,000,000 and the incurrence by Parent of expenses related to this Agreement and the transactions contemplated hereby.

(iv) Since December 31, 2003, (A) each of CBH, Parent and their respective Subsidiaries has conducted its business only in, and has not engaged in any transaction other than according to the ordinary and usual course of such business consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, delay or impair the ability of the Parent to consummate the transactions contemplated by this Agreement, except for the acquisition by Parent of CBH and Parent’s entering into an Agreement and Plan of Merger with Guaranty pursuant to which Parent will purchase all of the outstanding common stock of Guaranty on a fully diluted basis for $365,000,000.

(v) Except as set forth on Schedule 5.03(g)(v) of the Parent Disclosure Schedule, since December 31, 2003, there has not been (A) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by CBH, Parent or any of their respective Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of CBH, Parent or any of their respective Subsidiaries (C) any change by Parent and its Subsidiaries in accounting principles, practices, procedures or methods in use by CBH and its Subsidiaries as of December 31, 2003 or (D) any increase in the compensation payable or that could become payable by Parent to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(h) Litigation. Other than as disclosed on Schedule 5.03(h) of the Parent Disclosure Schedule, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent’s or any of its Subsidiaries’ knowledge, threatened against

Parent or any of its Subsidiaries or any of their respective Affiliates and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries or any of their respective Affiliates.

(i) Regulatory Matters. (i) Neither Parent nor any of its Subsidiaries nor any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Each of Parent and its Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) Neither Parent nor any of its Subsidiaries has been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(j) Compliance with Laws. Each of Parent and its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting Parent’s business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of Parent, threatened, nor has Parent received any notification or communication from any Governmental Authority (A) asserting that Parent is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth on Schedule 5.03(k) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K if Parent had securities registered under the Exchange Act, or when Parent has securities registered under the Exchange Act, is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that purports to limit in any respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which it is a party, by which it or its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Labor Matters. Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and neither Parent nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either Parent or any of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to Parent’s or any of its Subsidiaries’ knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving either the Company or any of its Subsidiaries. Parent is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.02. Information Supplied. (a) Parent and the Company shall promptly prepare the Proxy Statement/Prospectus (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) as promptly as practicable after Parent files a Registration Statement on Form S-1 (the “S-1 Registration Statement”) pursuant to a Registration Rights Agreement, the execution of which is a condition to the closing of the private placement of Parent Common Stock pursuant to subscription agreements dated on or about August 25, 2004 between Parent and certain Persons in connection with Parent’s proposed acquisition of Guaranty, as contemplated by the Placement Agency Agreement, dated as of August 25, 2004, by and between Parent and Friedman, Billings, Ramsey & Co., Inc., for itself and as agent on behalf of certain purchasers of Parent Common Stock in connection with Parent’s acquisition of Guaranty, and the S-1 Registration Statement is declared effective or all material comments have been cleared by the SEC. The Company and Parent shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with (i) the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Parent or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, and (ii) the S-1 Registration Statement (including financial information in connection with the preparation of pro forma financial statements) described above. Parent and the Company each shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of the Company. Parent shall also use its commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.03. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of the Plan of Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), within thirty (30) calendar days after delivery of the Proxy Statement/Prospectus. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such special meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided, that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, reasonably likely to be required in order for its directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.04. Press Releases. Except as otherwise required by law, the Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05. Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, that the Company shall not be required to allow access to any information reasonably relating to the Company’s evaluation of this Merger Agreement or any of the transactions contemplated hereby, except that the Company shall provide access to any information requested by Parent which is reasonably necessary or desirable in the preparation of the S-4 Registration Statement.

(b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, upon reasonable prior notice and subject to applicable laws relating to the exchange of information, Parent and Parent’s representatives shall have the right to conduct a review to determine the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

(d) Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request; provided, that Parent shall not be required to allow access to any information reasonably relating to Parent’s evaluation of this Merger Agreement or any of the transactions contemplated hereby, except that Parent shall provide access to any information requested by Parent which is reasonably necessary or desirable in the preparation of the S-4 Registration Statement.

(e) Each party agrees that any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) shall be subject to and governed by the Mutual NDA.

(f) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

6.06. Acquisition Proposals. The Company agrees that neither it nor its officers or directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of or more than 10% of the outstanding equity securities of, the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Company Meeting is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, likely to be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each such case referred to in clause (C) or (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

6.07. Regulatory Applications. (a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than sixty (60) days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and other transactions contemplated by this Agreement).

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

6.08. Indemnification; Director’s and Officer’s Insurance.

(a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the CBCA and the Company Articles and the Company Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CBCA and the Company Articles and Company Bylaws, or the equivalent organizational or charter documents of any of its Subsidiaries, as applicable, shall be made by independent counsel selected by both Parent and the Indemnified Party. Parent’s obligations under this Section 6.08(a) shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c) For a period of three (3) years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage provided by the Company as of the date hereof; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the last annual premium paid prior to the date hereof (the “Insurance Cap”) to maintain or procure such D&O Insurance; provided, however, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.08, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Cap; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance.

(d) If Parent or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.08.

6.09. Benefit Plans. (a) For the twelve (12) month period immediately following the Effective Time, Parent agrees to provide the employees of the Company who continue employment with Parent or any of its Subsidiaries with employee benefits (other than equity-based awards) that are substantially comparable in the aggregate to those benefits provided to employees under the Benefit Plans disclosed in Schedule 5.02(m) of the Company Disclosure Schedule immediately prior to the Effective Time. Parent will cause the employee benefit plans that such employees are eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such employees with the Company as if such service were with Parent or any such Subsidiary, as the case may be, to the same extent that such service was credited under a comparable plan of the Company immediately prior to the Effective Time. Any pre-existing condition limitations under the medical, dental and health plans of Parent will apply to Company employees only to the same extent that such pre-existing condition limitations were applicable to Company employees under comparable plans of the Company. Employees of the Company will retain credit for unused vacation and sick days which were accrued with the Company as of the Effective Time. Without limiting the generality of the foregoing provisions of this Section 6.09, nothing herein shall limit the ability of Parent or any of its Subsidiaries to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b) If any of the Company’s employees become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries under similar plans of the Company during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or such employee’s beneficiaries on or after the Effective Time to the extent such employee or such employee’s beneficiaries had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) If Parent determines that one or more Benefit Plans of the Company should be terminated as of the Effective Time, the Company shall take, or cause to be taken, all actions reasonably requested by Parent to so terminate any such Benefit Plans as of the Effective Time and, if reasonably necessary or appropriate, apply for applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action; provided, however, that no such termination shall be required to be effective prior to the Effective Time.

6.10. Non-Competition Agreements. Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Competition Agreement.

6.11. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12. Affiliates. Prior to the date of the Company Meeting, Parent shall deliver to the Company a list of names of those Persons who are, in the opinion of the Parent, as of the time of the Company Meeting referred to in Section 6.03, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of preparing such list. There shall be added to such list the names of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the date of the closing of the Merger (the “Closing Date”) substantially in the form attached as Exhibit C (the “Affiliates Letter”). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and Parent may direct the Exchange Agent not to issue certificates representing Parent Common Stock received by any such affiliate until Parent has received from such Person an Affiliates Letter. Parent may issue certificates representing Parent Common Stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.12.

6.13. Human Resources Issues. The Company will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company as a group and will include a Parent representative in any such presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to both parties. The Company agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its relationships with its employees and to facilitate the transition of such relationships to Parent.

6.14. Third-Party Agreements. (a) The Company shall use its best efforts to obtain (i) with ninety (90) calendar days after the date hereof, the consents or waivers listed in Schedule 5.02(k) of the Company Disclosure Schedule or otherwise required to be obtained from any third-parties in connection with the Merger and the transactions contemplated hereby (in such form and content as is approved in writing by Parent) and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Parent’s timetable at or after the Effective Time. The Company shall cooperate with Parent in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).

(b) Without limiting the generality of Section 6.14(a), the Company shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the Company’s data and other files and records to Parent’s production environment, when requested by Parent and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Parent. Among other things, the Company shall:

(i) cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use their commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.14(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Parent.

(c) Parent agrees that all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

6.15. Shareholder Agreements. Each Shareholder, as a holder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Shareholder Agreement, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the Plan of Merger at the Company Meeting and to certain representations and covenants.

6.16. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.17. Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.11) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company, (iii) otherwise materially disadvantage the Company if the Merger is not consummated, (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or (v) result in a reduction in the Merger Consideration.

6.18. Company Stock Options. Effective at the Effective Time, Parent shall assume each Company Stock Option in accordance with the terms of the Company Stock Option Plan under which it was issued and the agreement by which it is evidenced and the Company Stock Option Plan shall be amended to reflect the assumption by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with Section 3.01(b). At or prior to the Effective Time, Parent shall have filed and caused to become effective a registration statement on Form S 3 or Form S 8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such Company Stock Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding.

6.19. Section 16 Matters. The Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock and (ii) the acquisition of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Stock Options and other derivative securities with respect to Shares) is to be exempted, (B) the number of Shares (including Company Stock Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for the Parent Board to set forth the information required in the resolutions of the Parent Board.

6.20. Exchange Listing. Prior to the Effective Time, Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, or such other quotation system on which such shares are primarily traded, subject to official notice of issuance.

6.21. Election to Parent’s Board of Directors. Promptly after the Effective Time, Parent shall increase the size of the Parent Board in order to cause one current member of the Company Board, who shall be determined by mutual agreement of the Company Board and the Parent Board, to be appointed to the Parent Board at such time and, subject to fiduciary obligations under applicable law, shall use its reasonable best efforts to cause such individual to be elected as a director of Parent at the first annual meeting of shareholders of Parent with a proxy mailing date after the Effective Time.

6.22. Assumption of Obligations under Executive Incentive Agreements. Prior to the Effective Time, Parent shall take all corporate actions necessary to assume, or cause one or more of its Subsidiaries to assume, as of the Effective Time the obligations of the Company Bank under the Executive Incentive Agreements as in effect on the date hereof between the Company Bank or its Subsidiaries, on the one hand, and the executive officers listed on Schedule 6.22 of the Company Disclosure Schedule on the other hand.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Plan of Merger shall have been duly approved by holders of not less than a majority of the outstanding shares of Company Common Stock in accordance with applicable law and the Company Articles and Company Bylaws.

(b) Regulatory Approvals. All notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Parent Material Adverse Effect or (ii) materially reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

(d) S-1. The S-1 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-1 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(f) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System, or such other quotation system on which such shares are primarily traded, subject to official notice of issuance.

(g) Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

7.02. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Jenkens & Gilchrist, a Professional Corporation, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of

Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by shareholders of the Company who receive shares of Parent Common Stock in exchange for all of their Company Common Stock, except with respect to cash received in lieu of fractional shares.

7.03. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) Updated Disclosure Schedule. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of each of the updated Company Disclosure Schedule and Parent Disclosure Schedule shall have been delivered to Parent and to the Company, as applicable, no later than 72 hours prior to the Effective Time; such update of the Company Disclosure Schedule and Parent Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02 and Section 5.03, as applicable.

(c) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, to such effect.

(d) Performance of Obligations of the Shareholders. Parent shall have received a Shareholder Agreement executed and delivered by each Shareholder of the Company as contemplated by Section 6.15, each of which shall remain in full force and effect. Each Shareholder shall have performed in all material respects all obligations required to be performed by such Shareholder under his or her respective Shareholder Agreement.

(e) Shareholders’ Equity and Reserves. As of the last business day of the month reflected in the Closing Financial Statements (the “Shareholders’ Equity Measuring Date”), (i) the Adjusted Shareholders’ Equity of the Company shall not be less than $52,000,000 and (ii) the ALL of the Company shall not be less than $3,200,000, in each case as determined in accordance with GAAP, provided, however, that in the event that the sum of the Adjusted Shareholders’ Equity plus the ALL of the Company is less than $55,200,000, then the aggregate Merger Consideration to be paid to the holders of Company Common Stock shall be recomputed on the basis of an aggregate value of the Merger Consideration equaling $105,000,000 less the amount by which the combined Adjusted Shareholders’ Equity and ALL of the Company is less than $55,200,000. For purposes of this Section 7.03(e), “Adjusted Shareholders’ Equity” means the equity of the Company as set forth in the Closing Financial Statements (as defined in Section 7.03(g) below), excluding any gains or losses on or changes in fair market value of securities of the Company from such calculation, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.17 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable rule or regulation of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time and which do not exceed in the aggregate $500,000 (exclusive of reasonable costs incurred or advanced by such Advisors), and (y) the amount of any payment listed on Schedule 4.01(d) of the Company Disclosure Schedule required to be accrued by the Company as of the Shareholders’ Equity Measuring Date.

(f) No Litigation. No Governmental Authority or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any Order.

(g) Closing Financial Statements. At least four (4) Business Days prior to the Effective Time, the Company shall provide Parent with the Company’s financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time and the Company’s results of operations for the period September 30, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects.

(h) Non-Competition Agreements. Parent shall have received a Non-Competition Agreement executed and delivered by each of the Directors, as contemplated by Section 6.10, each of which shall remain in full force and effect.

(i) Consents. The Company shall have obtained each of the consents listed in Schedule 5.02(k) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Company Disclosure Schedule but which were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

(j) Transaction Expenses. The Company shall have used its reasonable best efforts to cause its Advisors to submit final bills or estimates of final bills for all Professional Fees to the Company at least two (2) Business Days prior to the Effective Time. Based upon such final bills or estimates of such final bills, the Company shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Parent shall have been given a reasonable opportunity to review and comment on all invoices, bills and estimates relating to such Professional Fees prior to their payment. In no event shall Parent be liable for any such Professional Fees or for any amounts payable to the Company’s Advisors.

(k) Directors’ Resignations. Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director of the Company), effective as of the Effective Time.

(l) Dissenting Shareholders. At the Effective Time, the Company shall have complied with its obligations and duties under Section 7-113 of the CBCA with respect to the rights of Dissenting Shareholders, including, without limitation, the provision of the notice to holders required pursuant to Section 7-113-201 of the CBCA.

(m) Employment Agreements. Craig A. Ockers shall have entered into an employment agreement with Parent or a Subsidiary of Parent (collectively, the “Employment Agreements”).

(n) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

ARTICLE VIII

TERMINATION

8.01. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by the mutual written consent of Parent and the Company by action of their respective boards of directors.

8.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by action of the board of directors of either Parent or the Company, in the event:

(a) The Merger is not consummated by September 30, 2005, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his or her obligations under the relevant Shareholder Agreement.

(b) (i) The approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Company Board if:

(a) (i) The Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within ten (10) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the eleventh Business Day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

(b) There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent.

8.04. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Parent Board, in the event that:

(a) There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this

Agreement, such that Sections 7.03(a) or 7.03(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company.

(b) There is a material breach by a Shareholder or Shareholders of any of the representations, warranties, covenants or agreements contained in any Shareholder Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach.

(c) The Company or any of the other Persons described in Section 6.06 as Affiliates, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 6.06 but for the proviso therein allowing certain actions to be taken pursuant to clause (B), (C) or (D) of Section 6.06 under the conditions set forth therein.

(d) The Company shall have breached Section 6.06 or the Company Board shall have failed to make its recommendation referred to in Section 6.03, withdrawn such recommendation or adversely modified or changed such recommendation or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by Parent to do so.

8.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to (A) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of the Company or (B) Section 8.02(b)(ii) or (ii) this Agreement is terminated (A) by the Company pursuant to Section 8.03(a) or (B) by Parent pursuant to Section 8.04(a) or Section 8.04(d), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay a termination fee, representing liquidated damages, of $1,500,000 (the “Termination Fee”) payable by wire transfer of immediately available funds to an account specified by Parent. In the event that either party terminates this Agreement pursuant to Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of Parent, provided that it is understood that the failure of the Securities and Exchange Commission to have declared the S-4 Registration Statement Effective shall not, by itself, evidence knowing action or inaction of Parent, then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination pay the Termination Fee by wire transfer of immediately available funds to an account specified by the Company. Notwithstanding any Termination Fee paid to a party, such Termination Fee shall not be the sole remedy available to Parent in the event that the Company has breached Section 6.06 or to either party in the event that the other party has willfully breached any other provision of this Agreement and a party shall be entitled to pursue all remedies to which it is entitled at law or in equity.

(c) The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent the amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime or base rate of Citibank, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. This Article IX and the agreements of the Company and Parent contained in Sections 6.08, 6.09 and 6.14 shall survive the consummation of the Merger. This Article IX and the agreements of the Company and Parent contained in the Mutual NDA and Section 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the Merger Consideration to be received by the Company’s shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in the District of Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Colorado state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement shall recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceedings (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

9.06. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

9.07. Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to the Company to:

First MainStreet Financial, Ltd.

401 Main Street

Longmont, Colorado 80501

Attention: Craig Ockers

Telephone: (303) 774-2996

Facsimile: (303) 678-4168

With a copy to:

Jenkens & Gilchrist, a Professional Corporation

401 Congress Avenue, Suite 2500

Austin, Texas 78701

Attention: Chet A. Fenimore

Telephone: (512) 499-3818

Facsimile: (512) 499-3810

If to Parent to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Stanley F. Farrar

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

9.08. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Mutual NDA, the Shareholder Agreements, the Non-Competition Agreements and the Employment Agreements constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.08, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.09. Effect. No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.10. Severability. Except to the extent that application of this Section 9.09 would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ PAUL W. TAYLOR
Name:	Paul W. Taylor
Title:	Chief Financial Officer

FIRST MAINSTREET FINANCIAL, LTD.

By:	/s/ STEPHEN D. JOYCE
Name:	Stephen D. Joyce
Title:	Chairman of the Board

Exhibit A

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of December [    ], 2004 by and between Centennial Bank Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), and the signatory hereto (the “Shareholder”). Capitalized terms used and not defined herein have the same meaning as in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between Parent and First MainStreet Financial, Ltd., a corporation organized under the laws of the State of Colorado (the “Company”).

WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into Parent, and each share of Company common stock, par value $1.00 per share (“Company Common Stock”), will be converted into the right to receive the consideration set forth in the Merger Agreement; and

WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Shareholder, solely in the Shareholder’s capacity as a holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Company Common Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Parent, against the following actions (other than as contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other material change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent of the Merger and the transactions contemplated by the Merger Agreement. The Shareholder shall not enter into any agreement, arrangement or understanding with any Person prior to the Termination Date (as defined below) to vote or give instructions, whether before or after the Termination Date, in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Parent, which consent shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any Company Stock Options (as defined in the Merger Agreement) or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.

3. Cooperation. The Shareholder agrees that he or she in his or her capacity as the record or beneficial owner of the Shares will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal (as defined in the Merger Agreement) from any Person.

4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be required of the Shareholder under applicable law.

5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that if, in the event of such termination, the Company is required to pay Parent the Termination Fee specified in Section 8.05(b) of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) shall survive until the Termination Fee is paid to Parent. The “Termination Date” for any particular provision hereunder shall be the date of termination of the Shareholder’s obligations under such provision.

6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Parent shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.

7. Miscellaneous.

(a) Definitional Matters.

(i) Unless the context otherwise requires, “Person” shall mean an individual, bank, corporation (including not-for-profit), joint stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature.

(ii) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(iii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iv) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Parent may assign this Shareholder Agreement to any of Parent’s affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Parent or any of its subsidiaries or any entity with or into which Parent or any of its subsidiaries may be consolidated or merged.

(e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

(h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of Colorado or in the courts of the United States of America for the District of Colorado and, by execution and delivery of this Agreement, each of the Shareholder and Parent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Parent irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 7(l) below, such service to become effective thirty (30) days after such delivery.

(i) Waiver of Trial by Jury. Each party acknowledges and agrees that any controversy which may arise under this Shareholder Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Shareholder Agreement, or the transactions contemplated by this Shareholder Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Shareholder Agreement by, among other things, the mutual waivers and certifications in this Section 7(i).

(j) Attorney’s Fees. The prevailing party, as determined by the finder of fact, in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement shall recover from the unsuccessful party all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred reasonable costs, expenses, fees and disbursements of counsel.

(k) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(l) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 7(l).

If to Parent, to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Stanley F. Farrar

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

If to the Shareholder, to the address noted on the signature page hereto.

(m) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHAREHOLDER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

CENTENNIAL BANK HOLDINGS, INC.

By:
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

SHAREHOLDER’S SPOUSE:

Name:

Exhibit B

NON-COMPETITION AGREEMENT

Dated as of                 , 2004

Between

[Director]

and

CENTENNIAL BANK HOLDINGS, INC.

This NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of                 , 2004, by and between [Name] (“Director”) and Centennial Bank Holdings, Inc., a corporation organized under the laws of the State of Delaware (“CBH”). Capitalized terms used and not defined herein have the same meaning as in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between CBH and First MainStreet Financial, Ltd., a corporation organized under the laws of the State of Colorado (“First MainStreet”).

RECITALS

WHEREAS, Director is a director and shareholder of First MainStreet;

WHEREAS, pursuant to the Merger Agreement, (i) First MainStreet will merge with and into CBH, (ii) the transaction will constitute the sale of all or substantially all of First MainStreet’s operating assets together with its goodwill and (iii) Director will receive the consideration set forth in the Merger Agreement for all of Director’s shares of common stock of First MainStreet;

WHEREAS, Director represents that (i) he or she currently owns shares of common stock of First MainStreet, (ii) he or she will own shares of common stock of First MainStreet at the Effective Time (as defined in the Merger Agreement) and (iii) he or she will exchange all shares of common stock of First MainStreet at the Effective Time for stock consideration pursuant to the Merger Agreement; and

WHEREAS, in order to induce CBH to enter into the Merger Agreement and to minimize the risk that CBH will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1. Non-Competition; Non-Solicitation; Confidentiality.

(a) Definitions. For purposes of this Agreement, “Company” means First MainStreet and its subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. (the “First MainStreet Subsidiaries”), prior to the Effective Time, and at and after the Effective Time, CBH, Centennial Bank of the West, a Colorado state-chartered bank and wholly owned subsidiary of CBH (“CBW”) and the First MainStreet Subsidiaries. For purposes of this Agreement, “Restricted Business” shall mean any activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation, “Restricted Territory” shall mean the geographic areas consisting of Larimer and Boulder counties, Colorado, “Client” means any client or prospective client of the Company or its affiliates whose identity became known to Director in connection with his or her relationship with the Company or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Agreement. Director agrees that Director is part of “executive and management personnel” of the Company within C.R.S. § 8-2-113(2). Director agrees that for a two (2) year period after the Effective Time (the “Restricted Period”), Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, establishment, organization, management or control of, or provision of advisory or consulting services to, any person, firm, corporation or other entity or business that engages in a Restricted Business in a Restricted Territory; provided, that this provision shall not prohibit Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity.

(c) No Solicitation. Director further agrees that during the Restricted Period, Director shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client for any purpose with respect to a Restricted Business or Solicit any Client to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be engaged in a Restricted Business with such Client in a Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with, or to act as an agent, consultant, independent contractor or partner in, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not directed at any or all of the Clients or employees of the Company or any of its affiliates. For purposes of subsection (iv) of this Section 1(c), Director shall not be prohibited from soliciting any former employees of the Company or its affiliates who have been terminated by the Company or one of its affiliates.

(d) Confidentiality. Director hereby acknowledges that, as a director of the Company, he or she makes use of, acquires and adds to Confidential Information (as defined herein) of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance and such Confidential Information constitutes trade secrets of the Company. Director further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Director hereby covenants and agrees that he or she will use Confidential Information for the benefit of the Company only and shall not at any time (without the prior written consent of the Company), directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his or her own benefit or for the benefit of any other Person. Notwithstanding the foregoing, Director shall be authorized to disclose Confidential Information (i) as may be required by law or legal process after providing CBH with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing CBH with prior written notice and an opportunity to seek protection for such Confidential Information and (iii) with the prior written consent of CBH. For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information of the Company, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning the Company’s businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that is or becomes publicly and widely known and made generally available outside of the Company through no act or failure to act by Director or of others who were under confidentiality obligations as to the item or items involved. Upon termination of Director’s service with the Company, Director shall immediately return to the Company any and all Confidential Information in his or her possession or under his or her control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by the Company or any other Person. Notwithstanding the foregoing, you may retain in confidential, restricted access files at the office of your outside counsel one (1) copy of any Confidential Information that is protected by attorney-client privilege for use only in the event that any claims or actions are threatened or instituted against you involving the Confidential Information. For purposes of clarification, the parties acknowledge and agree that the covenant of Director contained in this Section 1(d) shall be unlimited in duration.

2. General.

(a) Separate Covenants. The terms and provisions of the covenants contained in Section 1 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in Section 1, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(b) Reformation. Each party hereto acknowledges that the potential restrictions on Director’s future employment imposed by the covenants in Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law.

(c) Specific Performance. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that CBH shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of injunctive relief against Director enjoining or restraining any breach or threatened breach of such provisions of Section 1.

(d) Survival. Any termination of Director’s employment or any termination of this Agreement (or breach of this Agreement by Director or CBH) shall have no effect on the continuing operation of Section 1.

(e) Notice to New Employers. Before Director either applies or accepts employment with any other person or entity while any provision of Section 1 is in effect, Director will, for a period of one (1) year after termination of this Agreement, provide the prospective employer with written notice of the provisions of this Agreement and will deliver a copy of the notice to CBH.

(f) Amendment; Waiver. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(h) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

(i) Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located in the County of Larimer over any matter, controversy or claim arising out of or relating to this Agreement. Both parties (i) acknowledge that the forum stated in this section has a reasonable relation to this Agreement and to the relationship between the parties and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this section in the forum stated in this section, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this section and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the parties. However, nothing in this Agreement precludes the parties from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this section.

(j) Waiver of Trial by Jury. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 2(j).

(k) Attorney’s Fees. The prevailing party, as determined by the finder of fact, in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement shall recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceedings (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(l) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(l).

if to CBH, to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

if to Director, to:

Address:

Telephone:

Facsimile:

Attention:

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

(m) Entire Agreement, etc. This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(n) Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(o) Assignment. This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that CBH may assign this Agreement to any of CBH’s affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of CBH or any of its subsidiaries or any entity with or into which CBH or any of its subsidiaries may be consolidated or merged.

(p) Compliance. CBH’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the CBH may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(q) Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(r) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

3. Term of Agreement; Termination.

This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first written above.

CENTENNIAL BANK HOLDINGS, INC.

By:
Name:
Title:

DIRECTOR

Name:

Exhibit C

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of First MainStreet Financial, Ltd. (“the Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 2004 (the “Merger Agreement”), by and between Centennial Bank Holdings, Inc. (“CBH”) and the Company, the Company will be merged into CBH (the “Merger”), and that as a result of the Merger, I may be eligible to receive shares of common stock of CBH (“CBH Common Stock”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

I hereby represent, warrant and covenant to CBH that in the event I receive any CBH Common Stock pursuant to the Merger:

1.    I shall not make any sale, transfer or other disposition of the CBH Common Stock in violation of the Act or the Rules and Regulations.

2.    I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CBH Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.

3.    I have been advised that any issuance of CBH Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval, I may be an “affiliate” of the Company, any sale or disposition by me of any of the CBH Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of CBH Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CBH, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4.    I understand that CBH is under no obligation to register the sale, transfer or other disposition of the CBH Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5.    I understand that stop transfer instructions will be given to CBH’s transfer agent with respect to CBH Common Stock and that there will be placed on the certificates for the CBH Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

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6.    I also understand that unless the transfer by me of my CBH Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CBH reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of CBH Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of CBH Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of CBH and have been the beneficial owner of the CBH Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations, and CBH has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of CBH and have been the beneficial owner of the CBH Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) CBH shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CBH, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this day of , 200

CENTENNIAL BANK HOLDINGS, INC.

By:

Name:

Title:

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